Exhibit 99.1

GULF ISLAND

REPORTS THIRD QUARTER 2024 RESULTS AND

BOARD CHAIR TRANSITION

THE WOODLANDS, TX - Gulf Island Fabrication, Inc. (NASDAQ: GIFI) (“Gulf Island” or the “Company”), a leading steel fabricator and service provider to the industrial and energy sectors, today announced results for the third quarter 2024.

THIRD QUARTER 2024 SUMMARY

•
Consolidated revenue of $37.6 million; Adjusted consolidated revenue of $37.2 million
•
Consolidated net income of $2.3 million; Adjusted EBITDA of $2.9 million
•
Services division operating income of $1.4 million; EBITDA of $1.9 million
•
Fabrication division operating income of $2.0 million; EBITDA of $2.7 million
•
Cash and short-term investments balance of $66.8 million at September 30, 2024

Consolidated revenue for the third quarter 2024 was $37.6 million, compared to consolidated revenue of $5.0 million for the prior year period. Adjusted consolidated revenue for the third quarter 2024 was $37.2 million, compared to adjusted consolidated revenue of $37.7 million for the prior year period. Adjusted consolidated revenue for the third quarter 2024 excludes revenue of $0.5 million for the Shipyard division and adjusted consolidated revenue for the third quarter 2023 excludes negative revenue of $32.7 million for the Shipyard division (associated with a revenue reversal of $32.5 million resulting from the resolution of the Company’s previous MPSV Litigation).

Consolidated net income for the third quarter 2024 was $2.3 million, compared to consolidated net loss of $33.2 million for the prior year period. Adjusted consolidated EBITDA for the third quarter 2024 was $2.9 million, compared to adjusted consolidated EBITDA of $2.6 million for the prior year period. Adjusted consolidated EBITDA for the third quarter 2024 excludes income of less than $0.1 million for the Shipyard division and adjusted consolidated EBITDA for the third quarter 2023 excludes a loss of $35.1 million for the Shipyard division and a gain of $0.3 million from the net impact of insurance recoveries and costs associated with damage previously caused by Hurricane Ida.

See “Non-GAAP Measures” below for the Company’s definition of adjusted revenue, EBITDA and adjusted EBITDA and reconciliations of the relevant amounts to the most comparable GAAP measures.

BOARD CHAIR TRANSITION

William E. Chiles, Gulf Island’s current board chair, has notified the Company that he will retire at the end of his current term at the 2025 annual meeting of shareholders and the board expects to reduce its size to five directors at that time. In connection with Mr. Chiles’s expected retirement, effective November 30, 2024, the board approved the appointment of Richard W. Heo, President and Chief Executive Officer, to serve as chair of the board and Robert M. Averick, a current director, to serve as lead independent director.

MANAGEMENT COMMENTARY

“On behalf of the board, I would like to thank Bill for his tireless commitment to the Company for over a decade. Bill’s outstanding leadership, business acumen and guidance have been invaluable to the Company and have benefited our stakeholders. I am honored to succeed Bill as board chair and look forward to working with the board to continue to advance the Company’s strategic initiatives,” said Richard Heo, Gulf Island’s President and Chief Executive Officer.

“Our third quarter results demonstrate the durability of our operating model, as we generated year-over-year growth in adjusted EBITDA and strong free cash flow despite ongoing delays for certain projects for our Services division, lost revenue due to hurricane activity in the Gulf of Mexico during the quarter and incurred costs as we continued to make investments in our growth initiatives,” said Heo. “Our solid results were supported by growth in small-scale fabrication for our Fabrication division, where revenue for the quarter increased 14% from prior year and adjusted EBITDA nearly doubled. Our Fabrication bid activity remains strong, and we expect the positive momentum to continue into 2025, with a longer-term focus on expanding our exposure to markets outside of oil and gas, such as infrastructure, clean energy and high-tech manufacturing.”

“Within our Services division, results were again impacted by customer driven project delays and incremental investment spending in growth initiatives, in addition to lost revenue due to hurricane activity in the Gulf of Mexico during the quarter,” continued Heo. “While we did not experience any significant damage to our Houma facility from the recent hurricanes, our Services operations were impacted due to the temporary removal of our personnel from customer offshore platforms as the storms approached and passed through the Gulf. Despite these recent headwinds, we remain encouraged by the strategic positioning of our Services business and continue to invest in key growth initiatives. Importantly, bidding activity for our recently launched cleaning and environmental services (“CES”) business line is beginning to increase, and we are poised to benefit as the de-commissioning activity in the Gulf of Mexico gains momentum.”

“Our solid operating results, combined with working capital improvements, resulted in another quarter of strong free cash flow generation, with our cash and short-term investments balance increasing to nearly $67 million at quarter end,” stated Westley Stockton, Gulf Island’s Chief Financial Officer. “Our strong financial position affords us the financial flexibility to continue to make investments in organic growth initiatives, such as Spark Safety and our new CES offering, as well as potential strategic acquisitions. In addition, the board approved an extension of our stock repurchase program and we are evaluating additional opportunities to return capital to our shareholders.”

“Our strong execution and more stable small-scale fabrication and services businesses enabled us to generate solid third quarter results, despite several headwinds impacting our business. Based on our performance through the first three quarters of the year and our outlook for the fourth quarter, we continue to expect full-year 2024 adjusted consolidated EBITDA of $11 million to $13 million, with results likely to be at the lower-end of the range due to the headwinds impacting our Services business, partially offset by higher small-scale fabrication activity. While we are disappointed by these near-term impacts, we remain confident in our market opportunities and continue to invest in growth initiatives to further strengthen our strategic positioning. Based on our consistent execution, strong financial position and favorable end market trends, we remain encouraged by the long-term outlook for Gulf Island,” concluded Heo.

DIVISION RESULTS FOR THIRD QUARTER 2024

Services Division – Revenue for the third quarter 2024 was $20.2 million, a decrease of $2.7 million, or 11.9%, compared to the third quarter 2023. The decrease was primarily due to lower new project awards driven by delayed timing of certain project opportunities and lower activity due to delays caused by hurricanes Francine and Helene in September 2024.

New project awards were $20.2 million for the third quarter 2024, an 11.3% year-over-year decrease. The decline in new awards was primarily due to lower offshore services work driven by continued delayed timing of certain Spark Safety project opportunities. See “Non-GAAP Measures” below for the Company’s definition of new project awards.

Operating income was $1.4 million for the third quarter 2024, compared to $2.6 million for the third quarter 2023. EBITDA for the third quarter 2024 was $1.9 million (or 9.3% of revenue), down from $3.1 million (or 13.4% of revenue) for the prior year period, primarily due to lower revenue, a less favorable project margin mix and ongoing investments associated with the start-up of the division’s CES business line. See “Non-GAAP Measures” below for the Company’s definition of EBITDA and a reconciliation of the Services division’s operating income to EBITDA.

Fabrication Division – Revenue for the third quarter 2024 was $17.1 million, an increase of $2.1 million, or 14.2%, compared to the third quarter 2023. The increase was primarily due to higher small-scale fabrication activity.

New project awards were $16.9 million for the third quarter 2024, a 1.9% year-over-year increase, and backlog totaled $11.5 million at September 30, 2024. The increase in new awards was primarily due to higher small-scale fabrication work. See “Non-GAAP Measures” below for the Company’s definition of new project awards and backlog.

Operating income was $2.0 million for the third quarter 2024, compared to $0.9 million for the third quarter 2023. Adjusted EBITDA for the third quarter 2024 was $2.7 million, up from $1.4 million for the prior year period, primarily due to higher revenue and improved utilization of facilities and resources associated with increased small-scale fabrication activity, offset partially by a less favorable project margin mix . See “Non-GAAP Measures” below for the Company’s definition of adjusted EBITDA and a reconciliation of the Fabrication division’s operating income to adjusted EBITDA.

Shipyard Division – Revenue for the third quarter 2024 was $0.5 million, compared to negative revenue of $32.7 million for the third quarter 2023. The negative revenue for the prior year period was due to the reversal of previously recognized revenue resulting from the resolution of the Company’s previous MPSV Litigation. Operating income was break-even for the third quarter 2024, compared to an operating loss of $35.1 million for the prior year period. Operating results for the third quarter 2023 included a charge of $32.5 million associated with the aforementioned revenue reversal and project charges of $1.5 million associated with the division’s ferry projects. The wind down of the Shipyard division’s operations was substantially completed in the fourth quarter 2023, with final completion anticipated to occur upon completion of the warranty periods for the ferries, the last of which occurs in the first quarter 2025.

Corporate Division – Operating loss was $1.8 million for the third quarter 2024, compared to an operating loss of $2.0 million for the third quarter 2023. EBITDA for the third quarter 2024 was a loss of $1.7 million, versus a loss of $1.9 million for the prior year period. See “Non-GAAP Measures” below for the Company’s definition of EBITDA and a reconciliation of the Corporate division’s operating loss to EBITDA.

BALANCE SHEET AND LIQUIDITY

The Company’s cash and short-term investments balance at September 30, 2024 was $66.8 million, including $1.5 million of restricted cash associated with outstanding letters of credit. At September 30, 2024, the Company had total debt of $20.0 million, bearing interest at a fixed rate of 3.0% per annum, with principal and interest payable in 15 equal annual installments of approximately $1.7 million, beginning on December 31, 2024 and ending on December 31, 2038. The estimated present value of the debt is $13.7 million based on an estimated market rate of interest.

During the third quarter 2024, the Company repurchased 110,908 shares of its common stock for $0.6 million under its share repurchase program. The board approved a one-year extension of the program to December 15, 2025.

2024 FINANCIAL OUTLOOK

Gulf Island’s prior full-year 2024 indicative guidance was adjusted consolidated EBITDA of $11.0 million to $13.0 million. Based on the continued project delays impacting the Services division, in addition to lost revenue resulting from hurricane activity during the quarter, partly offset by higher small-scale fabrication activity, the Company currently expects full-year 2024 adjusted consolidated EBITDA to be at the lower-end of the guidance range.

This forward-looking guidance reflects management’s current expectations and beliefs as of November 5, 2024, and is subject to change. See “Cautionary Statement” below for further discussion of the factors that may affect the Company’s future performance, “Non-GAAP Measures” below for the Company’s definition of EBITDA and adjusted EBITDA, and “2024 Financial Outlook - Consolidated EBITDA and Adjusted EBITDA Reconciliations” below for reconciliations of consolidated EBITDA and adjusted EBITDA to the most comparable GAAP measures.

THIRD QUARTER 2024 CONFERENCE CALL

Gulf Island will hold a conference call on Tuesday, November 5, 2024 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss the Company’s financial results. The call will be available by webcast and can be accessed on Gulf Island’s website at www.gulfisland.com. Participants may also join the call by dialing 1.877.704.4453 and requesting the “Gulf Island” conference call. A replay of the webcast will be available on the Company’s website for seven days after the call.

ABOUT GULF ISLAND

Gulf Island is a leading fabricator of complex steel structures and modules and provider of specialty services, including project management, hookup, commissioning, repair, maintenance, scaffolding, coatings, welding enclosures, civil construction and cleaning and environmental services to the industrial and energy sectors. The Company’s customers include U.S. and, to a lesser extent, international energy producers; refining, petrochemical, LNG, industrial and power operators; and EPC companies. The Company is headquartered in The Woodlands, Texas and its primary operating facilities are located in Houma, Louisiana.

NON-GAAP MEASURES

This release includes certain non-GAAP measures, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted revenue, adjusted gross profit, new project awards and backlog. The Company believes EBITDA is a useful supplemental measure as it reflects the Company’s operating results and expectations of future performance excluding the non-cash impacts of depreciation and amortization. The Company believes adjusted EBITDA is a useful supplemental measure as it reflects the Company’s EBITDA adjusted to remove certain nonrecurring items (including a gain from the sale of assets held for sale and gains from the net impact of insurance recoveries and costs associated with damage previously caused by Hurricane Ida) and the operating results for the Company’s Shipyard division (the wind down of which was substantially completed in the fourth quarter 2023). The Company believes adjusted revenue and adjusted gross profit are useful supplemental measures as they reflect the Company’s revenue and gross profit or loss, adjusted to remove revenue and gross profit or loss, for the Company’s Shipyard division (the wind down of which was substantially completed in the fourth quarter 2023). Reconciliations of EBITDA, adjusted EBITDA, adjusted revenue and adjusted gross profit to the most comparable GAAP measures are presented under “Consolidated Results of Operations,” “Results of Operations by Division” and “2024 Financial Outlook – Consolidated EBITDA and Adjusted EBITDA Reconciliations” below.

The Company believes new project awards and backlog are useful supplemental measures as they represent work that the Company is obligated to perform under its current contracts. New project awards represent the expected revenue value of new contract commitments received during a given period, including scope growth on existing contract commitments. Backlog represents the unrecognized revenue value of new project awards, and at September 30, 2024, was consistent with the value of remaining performance obligations for contracts as determined under GAAP.

Non-GAAP measures are not intended to be replacements or alternatives to GAAP measures, and investors are urged to consider these non-GAAP measures in addition to, and not in substitution for, measures prepared in accordance with GAAP. The Company may present or calculate non-GAAP measures differently from other companies.

CAUTIONARY STATEMENT

This release contains forward-looking statements in which the Company discusses its potential future performance, operations and projects. Forward-looking statements, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, are all statements other than statements of historical facts, such as projections or expectations relating to operating results, including 2024 full-year guidance; diversification and entry into new end markets; industry outlook; timing of investment decisions and new project awards; cash flows and cash balance; capital expenditures; liquidity; and execution of strategic initiatives. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “to be,” “potential” and any similar expressions are intended to identify those assertions as forward-looking statements. The timing and amount of any share repurchases will be at the discretion of management and will depend on a variety of factors including, but not limited to, the Company’s operating performance, cash flow and financial position, the market price of its common stock and general economic and market conditions. The share repurchase program may be modified, increased, suspended or terminated at any time at the Board’s discretion.

The Company cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause its actual results to differ materially from those anticipated in the forward-looking statements include: supply chain disruptions, inflationary pressures, economic slowdowns and recessions, natural disasters, public health crises, labor costs and geopolitical conflicts, and the related volatility in oil and gas prices and other factors impacting the global economy; cyclical nature of the oil and gas industry; competition; reliance on significant customers; competitive pricing and cost overruns on its projects; performance of subcontractors and dependence on suppliers; timing and its ability to secure and commence execution of new project awards, including fabrication projects for refining, petrochemical, LNG, industrial and sustainable energy end markets; its ability to maintain and further improve project execution; nature of its contract terms and customer adherence to such terms; suspension or termination of projects; changes in contract estimates; customer or subcontractor disputes; operating dangers, weather events and availability and limits on insurance coverage; operability and adequacy of its major equipment; its ability to raise additional capital; its ability to amend or obtain new debt financing or credit facilities on favorable terms; its ability to generate sufficient cash flow; its ability to resolve any material legal proceedings; its ability to execute its share repurchase program and enhance shareholder value; its ability to obtain letters of credit or surety bonds and ability to meet any indemnification obligations thereunder; consolidation of its customers; financial ability and credit worthiness of its customers; adjustments to previously reported profits or losses under the percentage-of-completion method; its ability to employ a skilled workforce; loss of key personnel; utilization of facilities or closure or consolidation of facilities; failure of its safety assurance program; barriers to entry into new lines of business; weather impacts to operations; any future asset impairments; changes in trade policies of the U.S. and other countries; compliance with regulatory and environmental laws; lack of navigability of canals and rivers; systems and information technology interruption or failure and data security breaches; performance of partners in any future joint ventures and other strategic alliances; shareholder activism; and other factors described under “Risk Factors” in Part I, Item 1A of the Company’s annual report on Form 10-K for the year ended December 31, 2023, as updated by subsequent filings with the SEC.

Additional factors or risks that the Company currently deems immaterial, that are not presently known to the Company or that arise in the future could also cause the Company’s actual results to differ materially from its expected results. Given these uncertainties, investors are cautioned that many of the assumptions upon which the Company’s forward-looking statements are based are likely to change after the date the forward-looking statements are made, which it cannot control. Further, the Company may make changes to its business plans that could affect its results. The Company cautions investors that it undertakes no obligation to publicly update or revise any forward-looking statements, which speak only as of the date made, for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise, and notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes.

COMPANY INFORMATION

Richard W. Heo	Westley S. Stockton
Chief Executive Officer	Chief Financial Officer
713.714.6100	713.714.6100

Consolidated Results of Operations(1) (in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
New project awards(2)	$36,902	$39,810	$38,417	$120,530	$113,319

Revenue	$37,640	$41,262	$5,023	$121,783	$106,517
Cost of revenue	32,984	37,104	34,902	106,845	126,881
Gross profit (loss)(3)	4,656	4,158	(29,879)	14,938	(20,364)
General and administrative expense(4)	2,985	3,354	4,080	9,823	12,883
Other (income) expense, net(5)	(1)	(479)	(324)	(3,548)	(689)
Operating income (loss)	1,672	1,283	(33,635)	8,663	(32,558)
Interest (expense) income, net	647	603	397	1,792	1,057
Income (loss) before income taxes	2,319	1,886	(33,238)	10,455	(31,501)
Income tax (expense) benefit	(2)	3	3	(9)	9
Net income (loss)	$2,317	$1,889	$(33,235)	$10,446	$(31,492)
Per share data:
Basic income (loss) per share	$0.14	$0.12	$(2.04)	$0.64	$(1.95)
Diluted income (loss) per share	$0.14	$0.11	$(2.04)	$0.62	$(1.95)
Weighted average shares:
Basic	16,489	16,415	16,287	16,373	16,162
Diluted	16,728	16,864	16,287	16,782	16,162

Consolidated Adjusted Revenue(2) Reconciliation (in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Revenue	$37,640	$41,262	$5,023	$121,783	$106,517
Shipyard revenue	(490)	(36)	32,702	(935)	30,973
Adjusted revenue	$37,150	$41,226	$37,725	$120,848	$137,490

Consolidated Adjusted Gross Profit(2) Reconciliation (in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Gross profit (loss)	$4,656	$4,158	$(29,879)	$14,938	$(20,364)
Shipyard gross loss (profit)	(75)	(31)	34,356	(425)	35,955
Adjusted gross profit	$4,581	$4,127	$4,477	$14,513	$15,591

Consolidated EBITDA and Adjusted EBITDA(2) Reconciliations (in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Net income (loss)	$2,317	$1,889	$(33,235)	$10,446	$(31,492)
Income tax expense (benefit)	2	(3)	(3)	9	(9)
Interest expense (income), net	(647)	(603)	(397)	(1,792)	(1,057)
Operating income (loss)	1,672	1,283	(33,635)	8,663	(32,558)
Depreciation and amortization	1,208	1,240	1,390	3,641	4,115
EBITDA	2,880	2,523	(32,245)	12,304	(28,443)
Gain on property sale(5)	-	-	-	(2,880)	-
Hurricane insurance gains(5)	-	-	(291)	-	(462)
Shipyard operating loss (income)	(22)	(9)	35,117	(373)	39,268
Adjusted EBITDA	$2,858	$2,514	$2,581	$9,051	$10,363

_________________

(1)
See “Results of Operations by Division” below for results by division.
(2)
New projects awards, adjusted revenue, adjusted gross profit, EBITDA and adjusted EBITDA are non-GAAP measures. See “Non-GAAP Measures” above for the Company’s definition of new project awards, adjusted revenue, adjusted gross profit, EBITDA and adjusted EBITDA.
(3)
Gross profit for the Fabrication division for each of the three and nine months ended September 30, 2023, includes project improvements of $0.7 million. Gross loss for the Shipyard division for each of the three and nine months ended September 30, 2023, includes charges of $32.5 million associated with the resolution of the Company’s previous MPSV Litigation, and for the three and nine months ended September 30, 2023, includes projects charges of $1.5 million and $2.3 million, respectively.
(4)
General and administrative expense for the Shipyard division for the three and nine months ended September 30, 2023, includes legal and advisory fees of $0.9 million and $3.1 million, respectively, associated with the Company’s previous MPSV Litigation.
(5)
Other (income) expense for the Fabrication division for the nine months ended September 30, 2024, includes a gain of $2.9 million from the sale of assets held for sale, and for the three and nine months ended September 30, 2023, includes gains of $0.3 million and $0.5 million, respectively, from the net impact of insurance recoveries and costs associated with damage previously caused by Hurricane Ida. Such amounts have been removed from EBITDA to derive adjusted EBITDA.

Results of Operations by Division (including Reconciliations of EBITDA and Adjusted EBITDA) (in thousands)

	Three Months Ended			Nine Months Ended
Services Division	September 30,	June 30,	September 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
New project awards(1)	$20,205	$22,392	$22,776	$68,065	$68,578

Revenue	$20,245	$22,767	$22,976	$68,546	$69,033
Cost of revenue	18,205	19,879	19,716	60,005	58,685
Gross profit	2,040	2,888	3,260	8,541	10,348
General and administrative expense	634	687	701	2,064	2,203
Other (income) expense, net	10	12	(18)	25	(42)
Operating income	$1,396	$2,189	$2,577	$6,452	$8,187

EBITDA(1)
Operating income	$1,396	$2,189	$2,577	$6,452	$8,187
Depreciation and amortization	495	486	502	1,461	1,440
EBITDA	$1,891	$2,675	$3,079	$7,913	$9,627

	Three Months Ended			Nine Months Ended
Fabrication Division	September 30,	June 30,	September 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
New project awards(1)	$16,902	$17,610	$16,589	$52,784	$46,733

Revenue	$17,110	$18,727	$14,979	$52,975	$69,382
Cost of revenue	14,569	17,488	13,762	47,003	64,139
Gross profit(2)	2,541	1,239	1,217	5,972	5,243
General and administrative expense	489	545	448	1,475	1,438
Other (income) expense, net(3)	18	(435)	(135)	(3,387)	(638)
Operating income	$2,034	$1,129	$904	$7,884	$4,443

EBITDA and Adjusted EBITDA(1)
Operating income	$2,034	$1,129	$904	$7,884	$4,443
Depreciation and amortization	633	674	813	1,942	2,460
EBITDA	2,667	1,803	1,717	9,826	6,903
Gain on property sale(3)	-	-	-	(2,880)	-
Hurricane insurance gains(3)	-	-	(291)	-	(462)
Adjusted EBITDA	$2,667	$1,803	$1,426	$6,946	$6,441

	Three Months Ended			Nine Months Ended
Shipyard Division	September 30,	June 30,	September 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
New project awards(1)	$-	$76	$(718)	$354	$(1,067)

Revenue	$490	$36	$(32,702)	$935	$(30,973)
Cost of revenue	415	5	1,654	510	4,982
Gross profit (loss)(4)	75	31	(34,356)	425	(35,955)
General and administrative expense(5)	-	-	857	-	3,107
Other (income) expense, net	53	22	(96)	52	206
Operating income (loss)	$22	$9	$(35,117)	$373	$(39,268)

EBITDA(1)
Operating income (loss)	$22	$9	$(35,117)	$373	$(39,268)
Depreciation and amortization	-	-	-	-	-
EBITDA	$22	$9	$(35,117)	$373	$(39,268)

	Three Months Ended			Nine Months Ended
Corporate Division	September 30,	June 30,	September 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
New project awards (eliminations)(1)	$(205)	$(268)	$(230)	$(673)	$(925)

Revenue (eliminations)	$(205)	$(268)	$(230)	$(673)	$(925)
Cost of revenue	(205)	(268)	(230)	(673)	(925)
Gross profit	-	-	-	-	-
General and administrative expense	1,862	2,122	2,074	6,284	6,135
Other (income) expense, net	(82)	(78)	(75)	(238)	(215)
Operating loss	$(1,780)	$(2,044)	$(1,999)	$(6,046)	$(5,920)

EBITDA(1)
Operating loss	$(1,780)	$(2,044)	$(1,999)	$(6,046)	$(5,920)
Depreciation and amortization	80	80	75	238	215
EBITDA	$(1,700)	$(1,964)	$(1,924)	$(5,808)	$(5,705)

_________________

(1)
New projects awards, EBITDA and adjusted EBITDA are non-GAAP measures. See “Non-GAAP Measures” above for the Company’s definition of new project awards, EBITDA and adjusted EBITDA.
(2)
Gross profit for the Fabrication division for each of the three and nine months ended September 30, 2023, includes project improvements of $0.7 million.
(3)
Other (income) expense for the Fabrication division for the nine months ended September 30, 2024, includes a gain of $2.9 million from the sale of assets held for sale, and for the three and nine months ended September 30, 2023, includes gains of $0.3 million and $0.5 million, respectively, from the net impact of insurance recoveries and costs associated with damage previously caused by Hurricane Ida. Such amounts have been removed from EBITDA to derive adjusted EBITDA.
(4)
Gross loss for the Shipyard division for each of the three and nine months ended September 30, 2023, includes charges of $32.5 million associated with the resolution of the Company’s previous MPSV Litigation, and for the three and nine months ended September 30, 2023, includes projects charges of $1.5 million and $2.3 million, respectively.
(5)
General and administrative expense for the Shipyard division for the three and nine months ended September 30, 2023, includes legal and advisory fees of $0.9 million and $3.1 million, respectively, associated with the Company’s previous MPSV Litigation.

Consolidated Balance Sheets (in thousands)

	September 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$21,328	$38,176
Restricted cash	1,475	1,475
Short-term investments	44,022	8,233
Contract receivables and retainage, net	23,504	36,298
Contract assets	5,815	2,739
Prepaid expenses and other assets	4,073	6,994
Inventory	2,266	2,072
Assets held for sale	—	5,640
Total current assets	102,483	101,627
Property, plant and equipment, net	24,684	23,145
Goodwill	2,217	2,217
Other intangibles, net	593	700
Other noncurrent assets	791	739
Total assets	$130,768	$128,428
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,538	$8,466
Contract liabilities	1,479	5,470
Accrued expenses and other liabilities	14,161	14,836
Long-term debt, current	1,075	1,075
Total current liabilities	22,253	29,847
Long-term debt, noncurrent	18,925	18,925
Other noncurrent liabilities	791	685
Total liabilities	41,969	49,457
Shareholders’ equity:
Preferred stock, no par value, 5,000 shares authorized, no shares issued and outstanding	—	—
Common stock, no par value, 30,000 shares authorized, 16,405 shares issued and outstanding at September 30, 2024 and 16,258 at December 31, 2023	11,667	11,729
Additional paid-in capital	108,059	108,615
Accumulated deficit	(30,927)	(41,373)
Total shareholders’ equity	88,799	78,971
Total liabilities and shareholders’ equity	$130,768	$128,428

Consolidated Cash Flows (in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Cash flows from operating activities:
Net income (loss)	$2,317	$1,889	$(33,235)	$10,446	$(31,492)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,208	1,240	1,390	3,641	4,115
Change in allowance for doubtful accounts and credit losses	—	—	(210)	(28)	(410)
Gain on sale or disposal of assets held for sale and fixed assets, net	—	(701)	(216)	(3,942)	(249)
Gain on insurance recoveries	—	—	—	—	(245)
Stock-based compensation expense	406	532	513	1,444	1,466
Changes in operating assets and liabilities:
Contract receivables and retainage, net	9,929	(6,541)	631	12,822	(6,479)
Contract assets	(3,594)	2,684	2,357	(3,076)	534
Prepaid expenses, inventory and other current assets	249	50	1,874	2,401	2,829
Accounts payable	(3,382)	2,251	(5,828)	(2,843)	2,914
Contract liabilities	(2,650)	2,389	469	(3,991)	(4,662)
Accrued expenses and other current liabilities	1,347	(419)	2,020	(494)	(373)
Noncurrent assets and liabilities, net	(184)	(96)	32,256	(437)	31,880
Net cash provided by (used in) operating activities	5,646	3,278	2,021	15,943	(172)
Cash flows from investing activities:
Capital expenditures	(1,314)	(1,013)	(645)	(4,880)	(1,701)
Proceeds from sale of property and equipment	—	720	290	9,614	396
Recoveries from insurance claims	—	—	—	326	245
Purchases of short-term investments	(14,407)	(35,167)	(15,471)	(71,744)	(30,731)
Maturities of short-term investments	22,500	10,405	15,200	35,955	25,200
Net cash provided by (used in) investing activities	6,779	(25,055)	(626)	(30,729)	(6,591)
Cash flows from financing activities:
Payments on Insurance Finance Arrangements	—	—	(128)	—	(1,257)
Tax payments for vested stock withholdings	—	(1,183)	—	(1,183)	(482)
Repurchases of common stock	(606)	—	—	(879)	—
Net cash used in financing activities	(606)	(1,183)	(128)	(2,062)	(1,739)
Net increase (decrease) in cash, cash equivalents and restricted cash	11,819	(22,960)	1,267	(16,848)	(8,502)
Cash, cash equivalents and restricted cash, beginning of period	10,984	33,944	25,055	39,651	34,824
Cash, cash equivalents and restricted cash, end of period	$22,803	$10,984	$26,322	$22,803	$26,322

2024 Financial Outlook - Consolidated EBITDA and Adjusted EBITDA(1) Reconciliations (in thousands)

	Twelve Months Ending December 31, 2024
	Low	High
Net income	$11,553	$13,553
Income tax expense (benefit)	-	-
Interest expense (income), net	(2,300)	(2,300)
Operating income	9,253	11,253
Depreciation and amortization	5,000	5,000
EBITDA	14,253	16,253
Gain on property sale(2)	(2,880)	(2,880)
Shipyard operating income	(373)	(373)
Adjusted EBITDA	$11,000	$13,000

_________________

(1)
EBITDA and adjusted EBITDA are non-GAAP measures. See “Non-GAAP Measures” above for the Company’s definition of EBITDA and adjusted EBITDA.
(2)
Reflects a gain on the sale of property that was held for sale at December 31, 2023.